Exhibit 99.1

WALKER INNOVATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

Records Realized Gain of Approximately $7.1 Million in Connection with Upside Share Sale

Completes Year with $10.3 Million of Cash and No Outstanding Debt on Balance Sheet

Stamford, CT – February 7, 2017 – Walker Innovation Inc. (OTCQB: WLKR) (“Walker Innovation” or the “Company”), an innovation services firm that seeks to help companies improve their internal product and business development efforts and also owns a portfolio of its own intellectual property, today announced fourth quarter and full year 2016 results.

Fourth Quarter 2016 Highlights

•	The Company recorded a realized gain of approximately $7.1 million in connection with its exercise and sale of 3.75 million shares associated with its warrant to acquire shares of The Upside Commerce Group, LLC (“Upside”), a new business travel service founded and launched by Jay Walker.
•	The Company recorded a non-cash, unrealized gain of approximately $7.6 million in connection with the ownership of its warrant to acquire shares of Upside. The Company still holds a warrant to purchase 12.65 million shares of Upside.
•	The Company recognized revenue of approximately $1.9 million during the fourth quarter of 2016 compared to $2.0 million for the fourth quarter 2015.
•	The Company reported net income for the fourth quarter of 2016 of $15.4 million, or $0.43 per share on a diluted basis, compared to a net loss of $0.4 million, or a loss per share of $0.02, in the prior-year period.
•	As of December 31, 2016, Walker Innovation had $10.3 million in cash and no outstanding long-term debt on its consolidated balance sheet.

Jonathan Siegel Promoted to Chief Executive Officer

Given the recent launch of Upside and the potential value of the Upside warrant held by the Company, Jonathan Ellenthal has determined that devoting his full attention to Upside is in the best interests of the Company and its shareholders. Accordingly, Mr. Ellenthal has stepped down from his position as CEO to join the Upside team in a full-time capacity. Mr. Ellenthal will continue to serve the Company as Vice Chairman and a member of the Executive Committee of the Board of Directors.

The Company also announced today that its Board of Directors has promoted its President Jonathan Siegel to Chief Executive Officer, effective February 3, 2017.

“Walker Innovation is in a much stronger position than it was one year ago and with the recent launch of Upside, now is the right time for Jon Siegel to lead Walker Innovation as its CEO,” said Mr. Ellenthal. “This move will allow me to focus my full attention on working to make Upside an unqualified success, which will directly benefit Walker Innovation through the ownership of its warrant. While I will no longer be involved in the Company’s day-to-day operations, I remain enthusiastic about advising and helping determine Walker Innovation’s long-term strategy. Once I made the decision to step aside, it was clear that Jon was the right person to lead Walker Innovation into its next chapter.”

“I am excited about becoming CEO of Walker Innovation and want to thank the Board and Jon Ellenthal for this opportunity to lead the Company in a pivotal period,” said Mr. Siegel. “With a much stronger balance sheet and no outstanding debt, we are now well positioned to move forward with our efforts to acquire an operating business in order to create additional value for shareholders. We intend to continue developing a solid initial list of potential targets, and will take a disciplined approach conducting our due diligence to ensure that we identify an appropriate opportunity.”

“For the fourth quarter, we significantly strengthened our cash position with the profitable sale of part of our ownership in Upside, while still retaining the majority of our warrant,” added Mr. Siegel. “With the successful launch of Upside last month, we remain optimistic that we will have an opportunity in the future to deliver additional shareholder value from the warrant.”

Fourth Quarter 2016 Results

For the fourth quarter ended December 31, 2016, Walker Innovation reported total revenue of $1.9 million generated by licensing fees and custom revenue versus total revenue of $2.0 million in the prior-year period.

Management expects that the timing and results of patent prosecution and the Company’s enforcement proceedings relating to its intellectual property rights will fluctuate from period to period.

Total operating expenses for the fourth quarter 2016 were approximately $1.3 million versus $1.9 million in the prior-year period, primarily due to reduced overhead by eliminating positions and streamlining processes to conserve cash across its business.

During the fourth quarter, the Company recorded a realized gain of approximately $7.1 million in connection with its exercise and sale of 3.75 million shares associated with its warrant to acquire shares of Upside. The Company also recorded a non-cash, unrealized gain of approximately $7.6 million in connection with the ownership of its warrant to acquire shares of Upside. The Company still holds a warrant to purchase 12.65 million shares or approximately 11% of Upside on a fully diluted basis.

Net income for the fourth quarter of 2016 was $15.4 million compared to net loss of $0.4 million in the prior-year period. Basic net income per common share for the fourth quarter of 2016 was $0.74 and diluted net income per common share was $0.43 for the fourth quarter of 2016, compared to net loss per common share of $0.02 in the prior-year period.

Liquidity and Capital Resources

As of December 31, 2016, Walker Innovation had $10.3 million in cash and no outstanding long-term debt on its consolidated balance sheet.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” that reflect the Company’s current expectations and projections about its future results, performance, prospects and opportunities. When used, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to Walker Innovation, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates.

Additionally, statements concerning future matters such as revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed under the section entitled “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K and in any Risk Factors or cautionary statements contained in its Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Readers should carefully review this information as well as other risks and uncertainties described in other filings the Company makes with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

About Walker Innovation Inc.

Walker Innovation (OTCQB: WLKR) is an innovation services firm that seeks to help companies improve their internal product and business development efforts. The Company also owns and seeks to commercialize, license and enforce the unique portfolio of intellectual property developed by inventor and entrepreneur Jay Walker, who serves as the Company’s Executive Chairman. Mr. Walker is best known as the founder of Priceline.com and has twice been named by TIME magazine as “one of the top 50 business leaders of the digital age.” Mr. Walker currently ranks as the world’s 10th most patented living individual, based on U.S. patent issuances according to Wikipedia.  Additional information regarding the company can be found at www.walkerinnovation.com

Investor Contact for Walker Innovation Inc.:
Don Duffy/Garrett Edson, ICR
(203) 682-8200

Media Contact:
Michael Fox, ICR
(203) 682-8218

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Full Year Ended December 31,
	2016	2015	2016	2015
Revenues:
Licensing fees	$1,040	$1,530	$1,642	$1,732
Subscription revenue	--	100	75	144
Custom innovation (related party)	828	343	2,561	439
Total revenues	1,868	1,973	4,278	2,315

Cost of Revenue:
Legal and consulting contingency fees	10	--	35	71
Cost of subscription revenue	--	189	200	1,183
Cost of custom innovation	172	288	1,572	372
Total cost of revenue	182	477	1,807	1,626

Net revenue	1,686	1,496	2,471	689

Operating expenses:
Other legal and consulting fees	86	303	1,427	2,074
Patent prosecution and maintenance fees	21	40	164	449
Compensation and benefits	768	1,023	3,793	5,288
Professional fees	173	240	969	1,721
General and administrative	233	336	814	1,649
Restructuring expense	--	--	575	--

Total operating expenses	1,281	1,942	7,742	11,181

Operating income (loss)	405	(446)	(5,271)	(10,492)

Other income:
Unrealized gain on investment	7,568	--	14,103	--
Realized gain on investment	7,121	--	7,121	--
Other income	318	75	917	75
Interest income	2	2	7	15

Net income (loss)	$15,414	$(369)	16,877	$(10,402)
Net income (loss) per common share:
Basic	$0.74	$(0.02)	$0.81	$(0.50)
Diluted	$0.43	$(0.02)	$0.47	$(0.50)

Weighted average common shares outstanding:
Basic	20,742	20,742	20,742	20,742
Diluted	35,973	20,742	35,973	20,742

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	December 31,	December 31,
	2016	2015

ASSETS
Current Assets:
Cash	$10,285	$5,858
Short-term investment	25	50
Accounts receivable	--	839
Other receivable	--	19
Prepaid and other current assets	398	634
Total current assets	10,708	7,400

Property and equipment, net	9	256

Other Assets:
Investments, at cost	250	250
Investments, at fair value	14,621	672

TOTAL ASSETS	$25,588	$8,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$214	$423
Accrued expenses	461	504
Deferred software costs	--	63
Deferred revenue	316	346
Billings in excess of cost, related party	--	1,061
Total current liabilities	991	2,397

Deferred revenue – long term portion	--	310

TOTAL LIABILITIES	991	2,707

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 15,000,000 shares authorized	--	--
Series B Convertible Preferred stock, $0.001 par value, 14,999,000 shares designated, issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	15	15
Common stock, $0.001 par value, 100,000,000 shares authorized; 21,134,744 shares issued as of December 31, 2016 and 2015, respectively	21	21
Treasury stock, 393,172 shares, at cost	(840)	(840)
Additional paid-in capital	46,985	45,136
Accumulated deficit	(21,584)	(38,461)
TOTAL STOCKHOLDERS’ EQUITY	24,597	5,871

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,588	$8,578